Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-157168, 333-89130 and 33-62796) pertaining to the Second Amended and Restated 2001 Repligen Corporation Stock Plan, the 2001 Repligen Corporation Stock Option Plan, and the 1992 Repligen Corporation Stock Plan and in Repligen Corporation’s Registration Statements on Form S-3 (Nos. 333-106109, 333-30383, 333-57951, 333-76005, 333-79611, 333-95641, 333-31728, 333-35056 and 333-36280), of our report dated May 10, 2012, with respect to the combined financial statements of the Novozymes Biomanufacturing Business included in this Current Report (Form 8-K) of Repligen Corporation.

/s/ Ernst & Young AB

Malmo, Sweden

May 10, 2012